Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) pertaining to First Defiance Financial Corp.’s registration of common and preferred stock; Registration Statement (Form S-8) pertaining to the First Defiance Financial Corp. 2010 Equity Incentive Plan; and Registration Statement (Form S-8) pertaining to First Defiance Financial Corp. Employee Investment Plan, of our report dated February 27, 2015 on the consolidated financial statements and the effectiveness of internal control over financial reporting of First Defiance Financial Corp. which report is included in Form 10-K for First Defiance Financial Corp. for the year ended December 31, 2014.

Crowe Horwath LLP

South Bend, Indiana

February 27, 2015